Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS RECEIVES 180-DAY EXTENSION FROM NASDAQ
TO REGAIN COMPLIANCE WITH $1.00 MINIMUM BID PRICE RULE

TUSTIN, Calif., January 23, 2008 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical stage biopharmaceutical company developing monoclonal antibodies for the treatment of cancer and hepatitis C virus (HCV) infection, today announced that it has received a letter from the Nasdaq Stock Market (NASDAQ) providing the company with an additional 180-calendar-day extension period, or until July 21, 2008, to regain compliance with the $1.00 minimum bid price rule as set forth in NASDAQ Marketplace Rule 4310(c)(4) (the Rule).  The letter states that although Peregrine has not yet regained compliance with the Rule, it has met all initial inclusion criteria for the NASDAQ Capital Market as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement.  Accordingly, Peregrine has been granted a 180-day extension to regain compliance with the minimum bid price requirement.  This letter has no effect on the company’s current NASDAQ listing and Peregrine shares will continue to be traded on NASDAQ during the 180-day extension period.

Peregrine’s management and board of directors are working to address compliance with the NASDAQ continued listing standards with the goal of regaining compliance within the 180-day extension period.  To regain compliance, NASDAQ generally requires that the closing bid price of the company's common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  If Peregrine were not able to demonstrate compliance with the minimum bid price rule by July 21, 2008, the company would be notified that its common stock will be delisted.  If that were to occur, Peregrine would have the opportunity to appeal the determination to delist its common stock.  The company intends to pursue all available options to ensure its continued listing on the Nasdaq Stock Market.

“Our NASDAQ listing is of paramount importance to the company and our shareholders” said Paul Lytle chief financial officer of Peregrine.  “We intend to work diligently over the coming months to ensure that we maintain our listing on the Nasdaq Stock Market.”

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection.  The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®.  Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers.  Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company will not be able to regain compliance with the Nasdaq minimum bid requirement prior to the expiration of the 180-day extension and the uncertainty as to whether its stock will continue to trade on the Nasdaq Capital Market. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2007 and quarterly report on Form 10-Q for the quarter ended October 31, 2007. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.